Exhibit 10.11

April 17, 2012

Sanjay Dholakia

Dear Sanjay:

In connection with Marketo, Inc.’s (the “Company”) acquisition of Crowd Factory, Inc., the Company is pleased to offer you employment on the following terms:

1.                                      Effectiveness of Offer.  The terms of this offer letter shall, become effective upon the closing (the “Closing”) of the Company’s acquisition of Crowd Factory, Inc. (the “Merger”) pursuant to the Agreement and Plan of Reorganization entered into as of April 17, 2012 by and among the Company, Crystal Acquisition Corporation and Crowd Factory, Inc. (the “Merger Agreement”).

2.                                      Position.  Your initial title will be SVP, Product Marketing, and you will initially report to Phil Fernandez.  This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Your work location will be the Company’s offices in San Mateo, CA.

3.                                      Cash Compensation.  The Company will pay you a starting salary at the rate of $275,000 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

In addition you will be eligible for an MBO bonus plan, details of which will be established after Closing.  Your total on-target compensation under the MBO for the first calendar year of your employment will be $100,000.

4.                                      Employee Benefits; Accrued Vacation.  It is currently expected that you will remain in your current Crowd Factory, Inc. benefit plans for a short period of time following the Merger and will become eligible to participate in the Company’s benefit plans on or about July 1, 2012.  The Company will provide additional information about enrolling in its benefit plans prior to that date.  The Company-sponsored benefits are described in the Company’s employee benefit summary.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.  The Company agrees to assume your accrued but unused Crowd Factory, Inc. vacation balance.  This balance will be subject to the terms and conditions of the Company’s vacation/paid time of policy.  In accepting this offer and by signing below, you expressly consent to the rollover of your vacation balance.

5.                                      One Time Bonus.  Pursuant to the Merger Agreement, the Company will establish a cash bonus pool (subject to adjustment as described in the Merger Agreement) to be shared by certain Crowd Factory employees (the “Bonus Pool”).  You have been selected to receive 25% of the Bonus Pool payable up to 30 days after the Closing and subject to your continued employment with the Company through the date such bonus is paid.

6.                                      Restricted Stock Unit Award.  Subject to approval by the Company’s Board of Directors and your execution and non-revocation of a release of all claims against the Company, Crowd Factory, Inc., and their affiliates and respective officers, directors and shareholders in the form attached hereto as Exhibit A, you will be granted 139,438 restricted stock units (the “RSUs”) under Marketo’s 2006 Stock Plan (the “Plan”) shortly following the Closing.  The RSUs will be subject to the terms and conditions of the Plan as described in the Plan and the applicable restricted stock unit agreement to be signed by you and the Company.  The RSUs will be subject to both time-based and performance-based vesting, both of which must be fully satisfied before the RSUs will be settled by issuing shares of Marketo common stock to you.  One-half of the RSUs will time-vest at the one-year anniversary of the Closing of the Merger and the remaining one-half of the RSUs will vest at the two-year anniversary of Closing of the Merger, subject in each case to your continued employment with the Company at the time of each vesting date as described in the applicable restricted stock unit agreement.  Notwithstanding the foregoing, 50% of the RSUs that have then not satisfied the time-based vesting will be subject to acceleration of such time-based vesting in the event that your employment is terminated without “Cause” (as defined below) at any time in the 24-month period following the Closing.  In addition, your RSUs will also be covered by and subject to the Company’s Change in Control Acceleration Policy, provided that if you become entitled to any acceleration of the time-based vesting of the RSUs under the Company’s Change in Control Acceleration Policy, such acceleration shall be in lieu of any acceleration to which you may be entitled pursuant to the preceding sentence.  The RSUs shall satisfy the performance vesting only if the Company completes an initial public offering or a change in control transaction before the seven year anniversary of the Closing.  In addition, the RSUs, whether vested or unvested, shall be subject to the forfeiture provisions set forth in the restricted stock unit agreement in the event that one or more successful indemnification claims are made pursuant to indemnification provisions in the Merger Agreement.  For purposes hereof, “Cause” means (i) your commission of a felony or any other crime involving moral turpitude (other than minor traffic violations); (ii) your willful refusal to comply with the lawful instructions of the Company, or your failure to materially perform your duties to the reasonable satisfaction of the Company, in each case that is not cured by you (if such refusal or failure to perform is a type that is capable of being cured) within 15 days of written notice being given to you of such refusal or failure to perform; (iii) any willful act or acts of dishonesty undertaken by you and intended to result in your (or any other person’s) gain or personal enrichment at the expense of the Company or any of its customers, partners, affiliates, or employees; (iv) any willful act of gross misconduct by you that is injurious to the Company; or (v) any material breach by you of your material obligations or representations contained in any agreement between you and the Company that is not cured by you (if such breach is of a type that is capable of being cured) within 15 days of written notice being given to you of such breach.

7.                                      Stock Options.  Subject to approval by the Company’s Board of, you will be granted an option to purchase 23,500 shares of the Company’s Common Stock shortly following the Closing.  The exercise price per share will be determined by the Board of Directors when the option is granted.  The option will be subject to the terms and conditions applicable to options granted under the Plan as described in the Plan and the applicable stock option agreement to be signed by you and the Company.  The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service with the Company terminates for any reason before you vest in the shares.  You will vest in the option shares in equal monthly installments over the 24 months beginning on the second anniversary of the Closing, subject in each case to your continued employment with the Company at the time of each vesting date as described in the applicable stock option agreement.  Your option may also be subject to acceleration under the Company’s Change in Control Acceleration Policy if you are eligible thereunder.

8.                                      Assumed Stock Option.  In connection with the Merger, your unvested options to purchase shares of Crowd Factory, Inc. will terminate and the Company will assume your vested options to purchase shares of Crowd Factory, Inc., including 25% of your unvested options that accelerated as a result of the Merger, which will be converted into a fully vested option to purchase an amount of shares of the Company’s Common Stock based on a conversion ratio (the “Assumed Option”), and which remains subject to the terms and conditions of the Crowd Factory 2009 Equity Incentive Plan and your option agreement, except to the extent amended and/or adjusted in connection with the Merger.  In addition, you agree to waive any acceleration of vesting of the Assumed Options or any unassumed options to which you may otherwise be entitled to now or in the future under any circumstances, pursuant to any agreement between you and Crowd Factory, Inc.

9.                                      Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition of your employment with the

Company, to sign the Company’s standard Proprietary Information and Inventions Agreement a copy of which is attached hereto as Exhibit B.

10.                               Non-Competition and Non-Solicitation Agreement.  In the event you are terminated by the Company without Cause, the “Non-Competition Period” (as defined in you Non-Competition and Non-Solicitation Agreement) shall be the later of (i) the 12-month anniversary of the Closing Date or (ii) the 3 month anniversary of your termination by the Company without Cause, provided, however, that in no event shall the Non-Competition Period exceed the 24-month anniversary of the Closing Date.

11.                               Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

12.                               Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

13.                               Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A and Exhibit B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company (including any such agreements and/or offer letters between you and Crowd Factory, Inc.).  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Mateo County in connection with any Dispute or any claim related to any Dispute.

* * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Release and Proprietary Information and Inventions Agreement attached hereto and returning them to me.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your offer is further conditioned upon acceptable background checks.

Sanjay, we’re very excited to have you join our team at Marketo.  If you have any questions, please call me at 650-387-8459.

Very truly yours,

/s/ Phil Fernandez
Phil Fernandez
President & CEO
Marketo, Inc.

I have read and accept this employment offer:

/s/ Sanjay Dholakia
Sanjay Dholakia

Dated: April 15, 2012

Attachments

Exhibit A: Release of Claims

Exhibit B: Proprietary Information and Inventions Agreement

Release Agreement (Exhibit to Offer Letter)

RELEASE AGREEMENT

This Release of Claims (the “Release Agreement”) is being delivered by Sanjay Dholakia in connection with certain benefits being made available to you by Marketo, Inc. as set forth in the attached offer letter between you and Marketo, Inc. (the “Offer Letter”).

1.             Release of Claims

In consideration for, among other terms, the Restricted Stock Unit Award set forth in the attached Offer Letter, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge Marketo, Inc., Crowd Factory, Inc., their respective affiliated and related entities, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign the Offer Letter, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                  relating to your employment by Crowd Factory, Inc.;

•                  of wrongful discharge or violation of public policy;

•                  of breach of contract;

•                  of defamation or other torts;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute;

•                  for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your other rights under this Release Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released hereby.  As a material inducement to the Company to grant you the Restricted Stock Unit Award you represent that you have not assigned any Claim to any third party.

In granting the release herein, you understand that this Release Agreement includes a release of all claims known or unknown.  In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Releasees.

This Release Agreement does not release (i) claims that cannot be released as a matter of law, (ii) claims for coverage under any directors’ and officers’ insurance policy and (iii) any claims for indemnification under applicable law, pursuant to any agreement between you and the Company or otherwise.

2.             Other Provisions

(a)           Termination and Return of Payments.  If you breach any of your obligations under this Release Agreement, in addition to any other legal or equitable remedies it may have for such breach, Marketo, Inc. shall have the right to terminate and recover its payments to you or other benefits provided to you.  The termination of such payments in the event of your breach will not affect your continuing obligations under this Release Agreement.

(b)           Absence of Reliance.  In signing this Release Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c)           Enforceability.  If any portion or provision of this Release Agreement (including, without limitation, any portion or provision of any section of this Release Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Release Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Release Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)           Waiver.  No waiver of any provision of this Release Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Release Agreement, or the waiver by a party of any breach of this Release Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)           Jurisdiction.  You and the Company hereby agree that the state and federal courts of the State of California shall have the exclusive jurisdiction to consider any matters related to this Release Agreement, including without limitation any claim of a violation of this Release Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in the state and federal courts located in Santa Clara County, California is proper.

(f)            Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in this Release Agreement.

You further agree that money damages would be an inadequate remedy for any breach of this Release Agreement.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under this Release Agreement, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.  If the Company brings any action to enforce any of this Release Agreement, then the prevailing party shall be liable to the other party for reasonable attorney’s fees and costs incurred relating to any such action brought to enforce this Release Agreement.

(g)           Governing Law; Interpretation.  This Release Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles.  In the event of any dispute, this Release Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Release Agreement.

(h)           Entire Agreement.  This Release Agreement constitutes the entire agreement between you and the Company regarding the subject matter hereof.

(i)            Time for Consideration; Effective Date.  You acknowledge that you have been given the opportunity to consider this Release Agreement for seven (7) days before signing it (the “Consideration Period”).  To accept this Release Agreement, you must return a signed original or a signed PDF copy of this Release Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period.  If you sign this Release Agreement before the end of the Consideration Period, you acknowledge by signing this Release Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Release Agreement for the entire Consideration Period.  This Release Agreement shall become effective on the date that you sign it (the “Effective Date”).

(j)            Counterparts.  This Release Agreement may be executed in separate counterparts.  When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Release Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

Marketo, Inc.

/s/ Kim Broadbeck	April 12, 2012
Kim Broadbeck	Date
Vice President, Human Resources

This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Release Agreement and that you are voluntarily entering into this Release Agreement.

/s/ Sanjay Dholakia	April 12, 2012
Sanjay Dholakia	Date

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Marketo, Inc., a Delaware corporation (the “Company”), and I (                      ) have had since the commencement of my employment with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.                                      I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company.  I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company.  Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.                                      Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term, of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company.  I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment.  I hereby make all assignments necessary to accomplish the foregoing.  I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.  If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix B in a manner that does not violate any third party rights.  Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.                                      To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent

I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto.  I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.                                      I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary information.  However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine.  Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement.  I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.                                      Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6.                                      I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.                                      I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause.  In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement.  However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.                                      I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.  My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9.                                      Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.  I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.  This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void.  I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be a adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Employee

Signature

Name (Printed)